Exhibit 99.1

Stereotaxis Reports 2014 Fourth Quarter and Full Year Financial Results

-Achieves First Quarterly Operating Income in Company History-

-Increases Fourth Quarter Revenue 8% Year over Year and 10% Sequentially-

-Reports Record Annual Recurring Revenue of $27.2 Million-

-Reduces Annual Operating Loss to $(5.4) Million and Net Loss to $(5.2) Million, the Lowest Since 2004 Initial Public Offering-

-Improves Quarterly Procedure Volume 9% Year over Year and 12% Sequentially-

-Receives FDA Clearance of Vdrive® with V-CAS™ System, Japan Approval of Odyssey® Solution-

-Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, February 25, 2015—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2014.

William C. Mills, Stereotaxis Chief Executive Officer, said, “We achieved an operating profit in the fourth quarter, the first in Company history, reflecting our ongoing emphasis on both operational efficiencies and clinical adoption through technological innovation, as well as a sequential improvement in quarterly capital sales. Our focus on these objectives over the course of the year resulted in record recurring revenue and our lowest reported annual operating loss and net loss since our IPO, despite challenges in new Niobe® system sales for much of the year.”

“Our leadership in robotic navigation solutions for the cardiac ablation market was further affirmed in December, when we surpassed 75,000 worldwide procedures performed with our remote magnetic navigation system,” Mr. Mills continued. “During 2014, we aggressively worked to drive clinical adoption and awareness around the efficacy of our technologies and successfully improved utilization in the fourth quarter by 9% year over year and 12% sequentially. We continue to focus on helping physicians realize the significant clinical benefits of a fully remote, computer-assisted procedure environment.”

Mr. Mills concluded, “As we move into 2015, we look forward to building on our positive momentum in Japan, where we secured a second system order during the quarter, along with leveraging the release of our Vdrive® robotic navigation platform in the U.S. and continuing to develop powerful software features that further enhance our platform. We have proven we can achieve profitability and believe we can drive increased market penetration and long-term shareholder value with our commitment to improve the practice of cardiac interventional medicine.”

Fourth Quarter 2014 Financial Results

Revenue for the fourth quarter of 2014 totaled $9.8 million, an increase of 8% from $9.1 million in the prior year fourth quarter and up 10% sequentially from $8.9 million in the third quarter 2014. System revenue was $3.2 million, up 16% from $2.7 million in the prior year quarter and 45% sequentially from $2.2 million in the third quarter. During the fourth quarter, the Company recognized revenue of $2.2 million on two Niobe ES systems, $0.9 million in Odyssey® solution sales and $0.1 million in Vdrive system sales. Recurring revenue was $6.6 million in the fourth quarter, compared to $6.3 million in the prior year quarter and $6.7 million in the third quarter 2014. Procedures increased 9% from the same quarter last year and 12% sequentially.

The Company generated new capital orders of $2.9 million on two Niobe ES system orders, including a second system order from Japan, three Odyssey solution orders and one Vdrive system order in the fourth quarter, compared to $3.9 million in the prior year fourth quarter and $1.5 million in the third quarter of 2014. Ending capital backlog for the 2014 fourth quarter was $5.7 million.

Gross margin in the quarter was $7.5 million, or 76.6% of revenue, versus $6.2 million, or 68.7% of revenue, in the fourth quarter of 2013. Operating expenses in the fourth quarter were $7.2 million, a 17% improvement compared to $8.7 million in the prior year quarter and a record low since the Company’s initial public offering in 2004.

Operating income in the fourth quarter, the first reported operating income in Company history, was $0.3 million, compared to an operating loss of $(2.4) million in the prior year fourth quarter. Interest expense was consistent year over year at approximately $0.8 million.

Net income for the 2014 fourth quarter was $0.9 million, or $0.04 per share, compared to a net loss of $(4.0) million, or $(0.23) per share, reported in the fourth quarter of 2013. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(0.5) million, or $(0.03) per share, for the 2014 fourth quarter compared to $(3.3) million, or $(0.19) per share, for the 2013 fourth quarter. The weighted average diluted shares outstanding for the fourth quarters of 2014 and 2013 totaled 20.6 million and 17.2 million, respectively.

At December 31, 2014, Stereotaxis had cash and cash equivalents of $7.3 million, compared to $8.7 million at September 30, 2014 and $13.8 million a year ago. Cash burn for the fourth quarters of 2014 and 2013 was $1.4 million. At year end, total debt was $18.4 million related to HealthCare Royalty Partners long-term debt.

Full Year Financial Results

Revenue for the full year ended December 31, 2014 was $35.0 million compared to $38.0 million for 2013. System revenue in 2014 was $7.8 million on three Niobe ES system sales, six Vdrive system sales and $2.8 million in Odyssey solution sales, compared to $12.7 million in 2013. Recurring revenue was $27.2 million, an increase of 7% over 2013. Procedure volume was unchanged from total year 2013, but increased 6% in the second half of 2014 compared to the second half of 2013.

New capital orders for the full year 2014 totaled $6.3 million, compared to $12.1 million in 2013.

Gross margin in the full year 2014 was $26.8 million, or 77% of revenue, compared with $27.0 million, or 71% of revenue, in 2013. Operating expenses for 2014 were $32.2 million, a 10% reduction compared to $35.9 million in 2013, and a record low for the Company since going public.

Operating loss was $(5.4) million, the lowest full year operating loss since going public and a 39% improvement from the prior year.

Interest expense in full year 2014 was $3.3 million, compared to $12.6 million in the prior year, which was primarily related to a one-time, non-cash expense in the 2013 third quarter as a result of the extinguishment of the Company’s convertible debt.

Net loss for the full year 2014 was $(5.2) million, or $(0.26) per share, which included $3.5 million in income for mark-to-market warrant revaluation, compared to a net loss for the full year 2013 of $(68.8) million, or $(5.95) per share, which included $53.9 million in one-time charges related to transactions with convertible note holders and other equity investors. Excluding these adjustments, the net loss for 2014 would have been $(8.7) million, or $(0.44) per share, and the net loss for 2013 would have been $(14.9) million, or $(1.29) per share.

Cash burn for 2014 was $9.2 million, compared to $6.3 million in the prior year.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, February 25, 2015, at 4:30 p.m. Eastern Time, to discuss fourth quarter and full year results. To access the conference call, dial 1-888-468-2440 (US and Canada) or 1-719-325-2455 (International) and give the participant pass code 5077183. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator and V-CAS™ catheter advancement system have received U.S. clearance. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenue
Systems	$3,169,782	$2,742,292	$7,839,006	$12,743,218
Disposables, service and accessories	6,585,186	6,325,734	27,172,270	25,287,863

Total revenue	9,754,968	9,068,026	35,011,276	38,031,081

Cost of revenue
Systems	1,246,051	1,738,947	4,204,719	6,870,954
Disposables, service and accessories	1,035,550	1,098,197	4,018,661	4,130,347

Total cost of revenue	2,281,601	2,837,144	8,223,380	11,001,301

Gross margin	7,473,367	6,230,882	26,787,896	27,029,780

Operating expenses:
Research and development	1,127,737	1,358,468	5,158,331	5,672,058
Sales and marketing	3,723,851	3,918,565	15,168,940	17,132,093
General and administrative	2,308,246	3,377,987	11,845,289	13,066,103

Total operating expenses	7,159,834	8,655,020	32,172,560	35,870,254

Operating income (loss)	313,533	(2,424,138)	(5,384,664)	(8,840,474)

Other income (expense)	1,370,721	(689,038)	3,510,439	(47,349,378)
Interest income	1,419	1,827	7,084	5,800
Interest expense	(829,458)	(850,859)	(3,335,300)	(12,573,537)

Net income (loss)	$856,215	$(3,962,208)	$(5,202,441)	$(68,757,589)

Net earnings (loss) per common share:
Basic	$0.04	$(0.23)	$(0.26)	$(5.95)
Diluted	$0.04	$(0.23)	$(0.26)	$(5.95)

Weighted average shares used in computing net earnings (loss) per common share:
Basic	20,471,730	17,235,096	19,945,038	11,554,566
Diluted	20,636,656	17,235,096	19,945,038	11,554,566

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,270,301	$13,775,130
Accounts receivable, net of allowance of $131,464 and $383,077 in 2014 and 2013, respectively	6,480,499	7,558,152
Inventories	6,371,903	4,879,039
Prepaid expenses and other current assets	1,094,837	1,479,956

Total current assets	21,217,540	27,692,277
Property and equipment, net	894,728	1,184,589
Intangible assets, net	1,379,653	1,679,486
Long-term receivables	—	20,431
Other assets	388,850	499,613

Total assets	$23,880,771	$31,076,396

Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$—	$49,733
Accounts payable	2,353,133	3,512,339
Accrued liabilities	5,505,142	7,069,759
Deferred contract revenue	6,658,170	7,519,754
Warrants	2,134,187	5,644,626

Total current liabilities	16,650,632	23,796,211

Long-term debt, less current maturities	18,388,764	18,481,478
Long-term deferred contract revenue	976,165	491,080
Other liabilities	414,928	9,622

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2014 and 2013	—	—

Common stock, par value $0.001; 300,000,000 shares authorized, 20,480,874 and 19,311,390 shares issued at 2014 and 2013, respectively	20,481	19,311
Additional paid-in capital	446,241,703	441,888,155
Treasury stock, 4,015 shares at 2014 and 2013	(205,999)	(205,999)
Accumulated deficit	(458,605,903)	(453,403,462)

Total stockholders’ deficit	(12,549,718)	(11,701,995)

Total liabilities and stockholders’ deficit	$23,880,771	$31,076,396